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                                                  EXHIBIT 10.5

          YANKEE ENERGY SYSTEM, INC. NON-EMPLOYEE DIRECTOR
                    DEFERRED COMPENSATION PLAN

                           PREAMBLE


WHEREAS, Yankee Energy System, Inc. (the "Company") desires to establish an unfunded plan for the deferral of Fees and Restricted Stock for non-employee directors; and

WHEREAS, the Company recognizes the unique qualifications of its key directors and the valuable services that they have provided to or for the Company;

NOW, THEREFORE, the Company hereby establishes the Yankee Energy
System, Inc. Non-Employee Director Deferred Compensation Plan
(the "Plan") as hereinafter provided:

                           ARTICLE I
                           GENERAL

Section 1.1 Effective Date. The provisions of the Plan shall be effective as of the date on which the Plan is adopted by the Board of Directors of the Company, subject to the approval of the Plan by the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the annual meeting of the Company's shareholders to be held on February 23, 1996 or at any adjournment thereof. The rights, if any, of any person who is no longer a Director of the Company shall be determined pursuant to the Plan as in effect on the date such Director terminated, unless a subsequently adopted provision of the Plan is made specifically applicable to such person.

Section 1.2 Purpose. The purpose of the Plan is to aid the Company in attracting and retaining Non-Employee Directors capable of furthering the future success of the Company and to further align their interests with the Company's other shareholders by increasing their proprietary interest in the Company.

Section 1.3 Participation. All Non-Employee Directors shall be eligible to participate in the Plan.

Section 1.4 Plan Not Funded. The obligation of the Company to make payments under this Plan constitutes nothing more than an unsecured promise of the Company to make such payments. More specifically, until benefits are distributed in accordance with
Article V herein, all amounts of Fees and Restricted Stock deferred under the Plan, all property and rights purchased with such amounts, and all income attributed to such amounts, property, or rights shall remain solely the property and rights of the Company subject only to claims of the Company's general creditors.

                      ARTICLE II
                 DEFINITIONS AND USAGE

Section 2.1 Definitions. Wherever used in the Plan, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

- "Account" means the account established on behalf of the Participant as described in Section 4.1.

- "Change in Control" means:

  (a) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Securities Exchange Act of 1934, as amended, herein referred to as the "Exchange Act"; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Person hereafter becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25 percent or more of the combined voting power of the Company's Voting Securities. As used herein, "Person" means any individual, corporation, partnership, group, association or other "person" as such term is used in Section 14(d) of the Exchange Act, other than the Company, Yankee Gas Services Company or any employee benefit plan or plans sponsored by either, "Voting Securities" means the Company's issued and outstanding securities ordinarily having the right to vote at elections of the Board of Directors of the Company.

  (b) The occurrence of a change during any 25 consecutive calendar months in the composition of the Board of Directors so that the Continuing Directors (as hereafter defined) cease for any reason to constitute a majority of the Board of Directors. As used herein, "Continuing Directors" means the individuals who were directors at the beginning of the 25-month period or whose nomination for election or appointment to the Board of Directors was approved by a vote of at least a majority of the then Continuing Directors; or

  c) There shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Voting Securities (other than fractional shares) would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of a majority (by value) of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange, or other transfer consummated at the insistence of an appropriate public utility regulatory agency shall not constitute a change in control; or

  (d) Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

  (e) Determination by the Board of Directors that a change in control has occurred for purposes of this Plan.

- "Code" means the Internal Revenue Service Code of 1986, as amended from time to time.

- "Committee" means the Organization and Compensation
Committee of the Board of Directors.

- "Common Stock" means the Common Stock, $5.00 par value per share, of the Company.

- "Deferral Agreement" means an agreement between the Company and a Participant to defer Fees and Restricted Stock, which is executed pursuant to Section 3.1.

- "Director" means a member of the Board of Directors of the Company.

- "Disability" means, as determined by a licensed physician chosen by the Committee, permanent and total disability, mental or physical, which prevents a Participant from discharging the duties and obligations of a Director or from otherwise providing the services for which Fees are paid by the Company.

- "Fees" means the total fees paid to a Director for service on the Board of Directors of the Company including board retainers, meeting fees, chair retainers, quarterly retainers paid in the form of Common Stock and committee fees.

- "Interest Factor" means the annual rate of interest applicable for each month during the deferral period based upon 100% of the rate of Return on Rate Base for the average rolling 12 month period, as filed on a monthly basis with the Connecticut Department of Public Utility Control. The Interest Factor for each month shall be credited as of the last day of each such month and shall be compounded monthly.

- "Non-Employee Director" means a Director who is not an employee of the Company or any subsidiary thereof.

- "Participant" means any Non-Employee Director who has executed a Deferral Agreement as described in Article III.

- "Plan Year" means the twelve month period ended December 31.

- "Restricted Stock" means restricted shares of the Company's
Common Stock awarded under the terms of the Non-Employee
Directors' Restricted Stock Plan, established by the Company in
1991.

- "Retirement" means the date of a Participant's actual retirement as a Director.

Section 2.2 Usage. Except where otherwise indicated by the context, any masculine terminology used herein shall also included the feminine and vice versa, and the definition of any term herein in the singular shall also included the plural and vice versa.

                      ARTICLE III
                      ELECTIONS

Section 3.1 Election to Defer Fees. Each Non-Employee Director shall be permitted to elect to defer all or a portion of his Fees for a Plan Year which would otherwise be payable by the Company, by executing an irrevocable agreement to defer the receipt of such Fees until the commencement of benefits in accordance with
Section 5.2. Such election must be made by the Director prior to the first day of each Plan Year and shall apply only with respect to Fees received for services performed as a Director for the Company after the election is made. Any Fees deferred under this
Section 3.1 as well as any earnings attributable thereto shall be paid to each Participant in accordance with Section 5.2.

Section 3.2 Election to Defer Restricted Stock. Each Non-Employee Director shall be permitted to elect to defer all or a portion of the Restricted Stock awarded to him in consideration for his services as a Director, by executing an irrevocable agreement to defer the receipt of the restricted stock until the commencement of benefits in accordance with Section 5.2. Such election must be made by the Director prior to the first day of the Plan Year in which the Restricted Stock becomes vested. Any Restricted Stock deferred under this Section 3.2 shall be paid to the Director in accordance with Section 5.2.

Section 3.3  Election Procedure. Any election to defer Fees and
Restricted Stock under Sections 3.1 and 3.2 shall be made by executing a Deferral Agreement.


                      ARTICLE IV
                 PARTICIPANTS' ACCOUNTS

Section 4.1 Establishment of Account. The Company will establish and maintain Accounts for each Participant with respect to each Deferral Agreement made pursuant to Article III by the Participant. Each Account shall initially contain zero dollars
($0).

Section 4.2 Credits to the Accounts. Each Participant's Account will be credited for the amount each Participant agrees to defer pursuant to Article III and the Deferral Agreement. Deferred Fees will be credited as a dollar amount to the Participant's Account on the date they would otherwise be payable. All amounts credited to each Account are credited solely for accounting and computation purposes. The amounts credited to the Accounts are at all times the assets of the Company subject to the claims of the Company's general creditors. Participants shall not have any right to receive any current or accumulated deferred Fees or earnings until such time as determined under Article V of this Plan. To the extent that any person, including a Participant, acquires a right to receive payments from the Company under the Plan such right shall be no greater than the right of any unsecured general creditor of the Company. Furthermore, such right may not be pledged, transferred or assigned in whole or in part.

Section 4.3 Determination of Account Value. Each Participant may elect one of the following options with respect to crediting of earnings on his Account:

  Option A: If this option is selected, the Participant's Account will be credited monthly with the Interest Factor for that month. For purposes of crediting the Interest Factor to the Account, the balance of the Account shall include any Fees credited in accordance with Section 4.2. Amounts withdrawn prior to the last day of the Plan year shall be credited with the Interest Factor calculated to the date of withdrawal.

  Option B: If this option is selected, the Participant's Account will be deemed to be invested in Common Stock of the Company. In addition, the quarterly retainer Fees payable in the form of Common Stock and the Restricted Stock that a Participant elects to defer pursuant to Section 3.2 shall be deemed to be invested in accordance with this Option B. The following provisions will govern the crediting of the Account:

       (a) For each Participant electing to participate in Option B, the Company shall maintain a deferred money account ("Deferred Money Account") which shall periodically be converted into a stock unit account ("Stock Unit Account") for each such Participant.

       (b) Deferred Fees of each Participant that are payable in cash shall be credited as a dollar amount to the Participant's Deferred Money Account on the date they otherwise would be payable in accordance with Section 4.2 and shall be converted into stock units quarterly at March 31, June 30, September 30 and December 31 in each year by dividing the dollar balance of such Deferred Money Account as of the end of each such quarter by the last reported sales price per share of the Company's Common Stock on the New York Stock Exchange on the last day upon which such stock was traded during each such quarter. The number of stock units for full shares so determined shall be credited to the Participant's Stock Unit Account and the aggregate value thereof at said closing price shall be charged to the Participant's Deferred Money Account. Any cash balance remaining in the Participant's Deferred Money Account after such charge shall be used together with other subsequent credits thereto at the next stock conversion period. Quarterly retainer Fees payable in the form of Common Stock and Restricted Stock that a Participant elects to defer pursuant to Section 3.2 shall be credited directly to the Participant's Stock Unit Account.

       (c)  Additional credits will be made to each
Participant's Deferred Money Account in dollar amounts equal to the cash dividends (or the fair market value of dividends paid in property) the Participant would have received from time to time had he been the owner on the record dates with respect thereto of the number of shares of the Company's Common Stock equal to the number of stock units in his Stock Unit Account on such dates. Such credits shall be converted into stock units quarterly in the same manner as deferred Fees are converted pursuant to Section 4.3(b). In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other changes in corporate structure or capitalization affecting the Common Stock, such appropriate adjustment shall be made in the number of stock units in each Participant's Stock Unit Account to prevent dilution or enlargement of the rights of Participants.

Section 4.4 Decreases in Account. A Participant's Account shall be reduced by the amount of any benefits distributed to or on behalf of a Participant pursuant to Article V. Further, a Participant's Account shall be reduced for any penalties, withdrawal charges or similar assessments or charges actually assessed against the value of any investment held in such Account as a result of early withdrawal or payment under such investment.

Section 4.5 Statement of Account. A statement will be furnished to each Participant stating the value of his Account following the end of each calendar quarter.

                      ARTICLE V
              DISTRIBUTION OF BENEFITS

Section 5.1 General. The value of each Account, as determined under Article IV, shall determine and constitute the basis for the value of the benefits payable to a Participant under this Plan.

Section 5.2 Commencement of Benefit Payments. Except as provided in Article VI, a Participant may elect on the Deferral Agreement to receive payment of the amounts deferred under the Plan at (a) a specified date in the future at least six months after the date of such election or (b) after the date on which the Participant ceases to be a Director for any reason including, but not limited to, Disability, resignation, removal or Retirement. Provided, however, that in no event may a Participant receive a distribution of Common Stock unless at least six months have passed since the last date on which the Director executed a Deferral Agreement pursuant to Article III.

Section 5.3  Form of Benefit Payments. Except as provided in
Article VI, a Participant's benefit shall be paid in the form provided under the Deferral Agreement. If the Participant's Deferral Agreement does not provide for a form of payment, then the Participant's benefit shall be paid in a single lump-sum cash payment.

                      ARTICLE VI
                    DEATH BENEFITS

Section 6.1 Death Prior to Benefit Commencement. If a Participant should die before payment of benefits has commenced under the Plan, then the benefits otherwise payable with respect to the Participant shall be paid to the Participant's estate in a single sum payment as soon as administratively feasible following the death of the Participant.

Section 6.2 Death Following Benefit Commencement. If a Participant dies after the date payment of benefits has commenced under the Plan, the Participant's estate shall be entitled to payment of the remaining benefits in the form of a single sum payment which shall be paid as soon as administratively feasible following the death of the Participant.

                      ARTICLE VII
                 ADMINISTRATIVE COMMITTEE

Section 7.1 General. Except where otherwise specifically indicated, responsibility for administration of this Plan shall be that of the Organization and Compensation Committee of the Board of Directors (the "Committee").

Section 7.2 Duties. The Committee shall have the following rights and duties:

  (a) No member of the Committee shall have any right to vote or decide upon any matter relating to himself or to any of his rights or benefits under any part of the Plan.

  (b) The decision of the Committee in matters concerning the Plan shall be final, binding and conclusive upon the Company and upon any other person affected by such decision, subject to the claims procedure hereinafter set forth.

  (c) The Committee shall have the discretionary fiduciary authority to interpret and construe the provisions of the Plan, to decide any dispute which may arise regarding the rights of Directors, whether or not they are Participants under the terms of the Plan (see the claims procedure hereinafter set forth) and whether or not such Participants are eligible for benefits, which determinations and rules shall apply uniformly to all Directors similarly situated.

  (d) The Committee shall have the sole authority to determine those individuals eligible to become Participants in accordance with the provisions of the Plan.

  (e) The Committee shall maintain full and complete records of its deliberations and decisions. Its records shall contain all relevant data pertaining to individual Participants and their rights under the Plan. It has the duty to carry into effect all such rights and benefits.

  (f) The Committee shall cause the principal provisions of the Plan to be communicated to each Participant, and a copy of the Plan and other documents shall be available at the principal office of the Company for inspection by each Participant at reasonable times determined by the Committee.

                      ARTICLE VIII
                    CLAIMS PROCEDURE

Section 8.1 General. Any claim for benefits under the Plan shall be filed by a Participant or his estate (claimant) of this Plan by written communication which is made by the claimant, or by the claimant's authorized representative which is reasonably calculated to bring the claim to the attention of the Committee.

Section 8.2 Denials. If a claim for a Plan benefit is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Committee within a reasonable period of time after receipt of the claim by the Committee.

Section 8.3 Notice. Any claimant who is denied a claim for benefits shall be furnished written notice setting forth:

  (a)  The specific reason or reasons for the denial;

  (b)  Specific reference to the pertinent Plan or Deferral
Agreement provision upon which the denial is based;

  (c) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the Plan's claim review procedure;

  (d)  An explanation of the Plan's claim review procedure.

Section 8.4 Appeals Procedure. In order that a claimant may appeal the denial of a claim, a claimant or his duly authorized representative:

  (a) Must request a review by written application to the Company's Board of Directors, or its designate, not later than sixty (60) days after receipt by the claimant of written notification of denial of a claim;

  (b)  May review pertinent documents; and

  (c)  May submit issues and comments in writing.

Section 8.5 Review. A decision on review of a denied claim shall be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent Plan or Trust Agreement provisions on which the decision is based.

                      ARTICLE IX
                 MISCELLANEOUS PROVISIONS

Section 9.1 Amendment of Plan. The Company reserves the right to amend the Plan in any manner that it deems advisable, by a written instrument signed by any authorized representative of the Company. Provided, however, that any amendment which affects a Participant's existing Account must be agreed to, in writing, by the Participant to be effective, and provided further that if shareholder approval of any amendment is necessary in order to ensure compliance with Rule 16b-3 the Exchange Act, such amendment shall be subject to approval by the shareholders by the vote and in the manner required by Rule 16b-3 of the Exchange Act.

Section 9.2 Termination of Plan. The Company reserves the right to terminate this Plan at any time, provided that such termination is prospective in effect or is otherwise agreed to in writing by the Participant.

Section 9.3 No Assignment. The Participant shall not have the power to transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payment of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

Section 9.4 Successors and Assigns. The provisions of this Plan are binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his beneficiaries, heirs, legal representatives and assigns.

Section 9.5 Governing Law. This Plan shall be subject to and construed in accordance with the laws of the State of Connecticut to the extent not preempted by the provisions of the Employee
Retirement Income Security Act of 1974, as amended.

                      ARTICLE X
                        TRUST

Section 10.1 Trust. The Trust under the Yankee Energy System, Inc. Non-Employee Director Deferred Compensation Plan (the "Trust") has been established by the execution of a Trust Agreement with the Trustee thereunder and is intended to be maintained as a "grantor trust" under Section 677 of the Code. The assets of the Trust will be held, invested and disposed of by the Trustee, in accordance with the terms of the Trust Agreement, for the exclusive purpose of providing benefits for the Participants and their beneficiaries. Notwithstanding any provision of the Plan or the Trust Agreement to the contrary, the assets of the Trust shall at all times be subject to the claims of the Company's general creditors in the event of insolvency as defined in the Trust Agreement or bankruptcy.

Section 10.2 Contributions and Expenses. The Company, from time to time, shall make contributions to the Trust. All benefits under the Plan shall be paid by the Trust. All expenses chargeable to the Plan shall be paid by the Company. In the event of a Change in Control, the Company shall make an irrevocable contribution to the Trust in an amount sufficient to pay each Participant or beneficiary the benefits to which Participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred.

Section 10.3  Trustee Duties. The powers, duties and
responsibilities of the Trustee shall be as set forth in the Trust Agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the Trustee.

Section 10.4 Reversion to the Company. The Company shall have no beneficial interest in the Trust and no part of the Trust shall ever revert or be repaid to the Company, directly or indirectly, except as otherwise provided in Section 10.1 above or in the Trust Agreement.

IN WITNESS WHEREOF, the Company, by its duly authorized officers, hereby adopts this Plan on this 7th day of December, 1995.



ATTEST/WITNESS             YANKEE ENERGY SYSTEM, INC.    (Company
                                                    Seal)

____________________  By:___________________________

___________________        ______________________________
Print Name            Print Name and Title

                      Date:____________________